FBR Announces William F. Strome

Elected to the FBR & Co. Board of Directors

ARLINGTON, VA, October 17, 2014 — FBR & Co. (Nasdaq: FBRC) (FBR), a leading investment bank serving the middle market, announced today that William F. Strome joined the Company’s Board of Directors as of Monday, October 13, 2014.

“Bill has a long history with FBR - as the representative of a strategic investor in our business, then as a Senior Managing Director running our Diversified Industrials investment banking group, and finally as a client during his tenure as a Senior Vice President of RTI,” said Richard J. Hendrix, Chairman and Chief Executive Officer of FBR. “Additionally, over the course of his career, Bill has spent a significant amount of time advising corporate boards, both in his capacity as a corporate secretary and attorney as well as in his role as an investment banker. These experiences will provide incomparable perspective and valuable insight into our business and the marketplace in which FBR competes.”

Bill served as Senior Vice President, Finance & Administration, of RTI International Metals, Inc. (NYSE: RTI), from November 2007 until his retirement in April of this year. He led the Company’s strategic planning activities, acquisition and divestiture initiatives, and capital procurement as well as investor relations and treasury functions. Prior to joining RTI, Bill was a managing partner at Laurel Mountain Partners where he focused on raising acquisition financing for its principal portfolio company – Liberty Waste Services. He also served as Deputy General Counsel and Corporate Secretary at PNC Financial Services Group, Inc. and was a Senior Managing Director in FBR’s Investment Banking group. Bill holds an undergraduate degree in Economics from Northwestern University and a J.D. and M.B.A. from the University of Pittsburgh.

FBR & Co. (Nasdaq:FBRC) provides investment banking, merger and acquisition advisory, institutional brokerage, and research services through its subsidiary FBR Capital Markets & Co. FBR focuses capital and financial expertise on the following industry sectors: consumer; diversified industrials; energy & natural resources; financial institutions; healthcare; insurance; real estate; and technology, media & telecom. FBR is headquartered in the Washington, D.C. metropolitan area with offices throughout the United States. For more information, please visit www.fbr.com.

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